EXHIBIT 99.1

Contact:

Shengkai Innovations, Inc.
Gloria Guo
Email: wei.guo@shengkai.com

CCG Investor Relations
Crocker Coulson, President
Phone: +1-646-213-1915 or
Email: crocker.coulson@ccgir.com
Linda Salo, Financial Writer
Phone: +1-646-922-0894
Email: linda.salo@ccgir.com
Website:www.ccgirasia.com

Shengkai Reports Second Quarter 2009 Financial Results

Tianjin, China – February 13, 2009 – Shengkai Innovations, Inc. (OTC BB: SKII) (“Shengkai” or the “Company”), a leading industrial valve supplier in the People’s Republic of China (“PRC”), today announced its financial results for the three and six months ended December 31, 2008.

Second Quarter Fiscal Year 2009 Highlights

•	Revenue was $8.1 million, an increase of 7.1% from $7.6 million for the same period last year
•	Gross profit was $4.7 million, an increase of 4.9% from $4.5 million for the same period last year
•	Gross margin was 58.2%, compared to 59.4% for the same period last year
•	Operating income was $3.3 million, an increase of 4.2% from $3.2 million for the same period last year
•	Net income was $2.5 million, or $0.084 per diluted share, an increase of 15.4% from $2.2 million, or $0.107 per diluted share for the same period last year
•	Received purchase orders of $14.2 million
•	Won a bid on land use rights to build a new manufacturing facility in Tianjin, the PRC

“During the second quarter of our fiscal year 2009, we continued to see strong demand for our products. For the three months ended December 31, 2008, we received purchase orders valued at $14.2 million and expect to complete the orders during the third and fourth quarters of our current fiscal year. Of these orders, 17.9% came from customers in the petrochemical industry, which we regard as the market demonstrating the most growth potential for our ceramic products, as large petrochemical manufacturers are replacing their metal valves with more durable ceramic valves. During the quarter, we have continued to develop our relationship with the two largest petrochemical companies in the PRC, namely SINOPEC and PetroChina,” said Mr. Chen Wang, Chief Executive Officer of Shengkai. “To accommodate this growth in demand for our products, we are in the process of increasing our manufacturing capacity, and have already won our bid to acquire land use rights for our new manufacturing facility. We expect the new facility to more than triple our current manufacturing capacity of 7,500 sets of valves per year and it should be in operation by the end of 2009 or in the beginning of 2010.”

Second Quarter 2009 Results

For the second quarter ended December 31, 2008, revenue was $8.1 million, a 7.1% increase from $7.6 million for the same period last year. Revenue from customers in the electric power industry contributed to 79.8% of the Company's total revenue, or approximately $6.5 million, for the three months ended December 31, 2008, an increase of 18.2% from $5.5 million for the comparable period last fiscal year. The increase was primarily attributable to a broadening of the Company’s customer base. Revenue from customers in the petrochemical and chemical industry was $1.5 million, an increase of approximately 200% from approximately $0.5 million in the comparable period last year, reflecting the Company’s efforts to expand in this market through increased marketing efforts. Revenue from other industries, including the aluminum and metallurgy industries, was approximately $0.1 million for the three months ended December 31, 2008, a decrease of 93.8% from $1.6 million for the comparable period in 2007.

Gross profit increased 4.9% to $4.7 million from $4.5 million for the same quarter last year. Gross margin was 58.2%, compared to 59.4% a year ago. The decrease in gross margin was primarily due to costs related to the provisions of sample products and promotional discounts to new customers.

For the second quarter of fiscal year 2009, selling expenses were $0.9 million, compared to $0.9 million a year ago. General and administrative expenses increased to $0.5 million, or 6.2% of sales, from $0.4 million, or 5.5% of sales, in the second quarter the prior year. The increase was primarily attributable to an increase in research and development expenditure, due to the Company researching ceramic formulations for new products. Operating income for the quarter was $3.3 million, an increase of 4.2% from $3.2 million a year ago.

Net income for the second quarter of fiscal year 2009 was $2.5 million, or $0.084 diluted earnings per share, an increase of 15.4% from $2.2 million, or $0.107 diluted earnings per share last year. Net profit margin was 31.1% compared to 28.8% in the same period last year.

Six Month Results
For the six months ended December 31, 2008, revenue was $17.3 million, an increase of 22.0% from $14.2 million for the same period last year. Gross profit was $10.3 million, an increase of 22.5% from $8.4 million for the same period last year. Gross profit margin was 59.6% compared to 59.3% for the same period last year. Income from operations in the six months ended December 31, 2008 was $7.5 million, or 43.1% of revenue, an increase of 18.5% from $6.3 million for the same period last year. Net income for the first six months of fiscal 2009 increased 32.1% to $5.7 million, or $0.103 per diluted share, as compared to $4.3 million, or $0.207 per diluted share, for the six months ended December 31, 2007.

Pro-forma earnings per share excluding a non-cash preferred dividend of $2.6 million recorded in the first quarter of fiscal year 2008 were $0.189. The non-cash preferred dividend is associated with the Company’s Series A preferred stock issued on July 18, 2008 in a private placement transaction.  The amount of the dividend was calculated as was the fair value of the common stock at the commitment date for the Series A preferred stock investment ($2.55 per share), less the proceeds allocated to preferred stock for the private placement. The non cash dividends represent the beneficial conversion feature in the equity and are recorded as a transfer from retained earnings to additional paid in capital as dividends, and have no impact on reported net income.

For reconciliation of pro-forma diluted earnings per share to US GAAP diluted earnings per share, please refer to the reconciliation table after the income statement in the financial tables.

Events During the Quarter
In October 2008, the Company won a bid on land use rights over a plot of land located in Tianjin, the PRC at a bid price of approximately $1.8 million. The purpose of the acquisition is to expand the Company’s manufacturing capacity. The formal contract was signed January 23, 2009 and the Company expects to settle the acquisition price on March 25, 2009.

Subsequent Events
The Company is scheduled to present at the upcoming Roth Capital Partners 21st Annual OC Growth Stock Conference on Tuesday, February 17, 2009 at 5:00 PM Pacific Time. A webcast of the Company’s presentation can be accessed through http://www.wsw.com/webcast/roth20/skii.ob/. A replay of the webcast will be available for 90 days following the presentation using the same link.

Financial Condition
As of December 31, 2008, Shengkai had cash and cash equivalents of $30.6 million, working capital of $34.3 million, and stockholders’ equity of $47.5 million. Accounts receivable decreased from $1.1 million for the six months ended December 31, 2007 to $0.3 million for the six months ended December 31, 2008. For the first six months of fiscal year 2009, the Company generated $5.3 million in cash flow from operations.

Business Outlook
The Company plans to start construction of the new manufacturing facility towards the end of February and expects the facility to start operating by the end of calendar year 2009 or early 2010. With the new facility in full utilization, the Company expects its total annual valve output to reach 24,000 sets of valves from the current 7,500 sets of valves.

The valve market is primarily driven by replacement of valves, especially in abrasive and corrosive environments such as in the petrochemical industry.

“We plan to continue expanding our customer base and increasing sales to our existing customers in the petrochemical industry, which we consider to be the largest growth opportunity for ceramic valves. Ceramic valves are more durable compared to metal valves and are hence better suited for applications in this industry. We are especially targeting SINOPEC and PetroChina, our two customers that demonstrate most growth potential in terms of order size,” said Mr. Wang. “To implement this growth strategy, we plan to host a promotional event later this spring to further educate these customers regarding the benefits of ceramic valves and how Shengkai can offer cost-efficient solutions to replace metal valves.”

The Company expects to achieve its make good provision of net income greater than $13.0 million, and $0.33 per fully diluted share, and cash from operations greater than $11.0 million, and $0.28 per fully diluted share.

About Shengkai Innovations, Inc.
Shengkai Innovations is engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company’s industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer that is able to produce large-sized ceramic valves with calibers of 150mm or more. The Company’s product portfolio includes a broad range of valves that are sold throughout the PRC, to North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 300 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statement
Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company’s ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

– FINANCIAL TABLES FOLLOW –

SHENGKAI INNOVATIONS, INC.
CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2008 AND JUNE 30, 2008
(Stated in US Dollars)

	Note	December 31, 2008	June 30, 2008
		(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents		$30,601,824	$21,313,484
Pledged deposits	4	628,841	500,000
Trade receivables		3,868,069	3,596,318
Notes receivable		-	8,732
Other receivables	5	10,213	19,791
Deposits and prepaid expenses		379,329	2,543
Advances to suppliers		278,496	12,350
Inventories	6	1,271,714	725,327

Total current assets		$37,038,486	$26,178,545
Property, plant and equipment, net	7	2,549,773	2,523,062
Intangible assets, net	8	6,334,655	6,699,932
Deposits on purchase of computer system	15	4,376,878	4,365,668

TOTAL ASSETS		$50,299,792	$39,767,207

LIABILITIES AND
STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable		$128,841	$-
Accounts payable		904,277	938,483
Advances from customers		230,353	29,852
Other payables	9	537,432	549,626
Accruals		112,434	116,673
Income tax payable		857,966	951,031

Total current liabilities		$2,771,303	$2,585,665

TOTAL LIABILITIES		$2,771,303	$2,585,665

Commitments and contingencies	15	$-	$-

SHENGKAI INNOVATIONS, INC.
CONSOLIDATED BALANCE SHEETS (Continued)
AS AT DECEMBER 31, 2008 AND JUNE 30, 2008
(Stated in US Dollars)

	Note	December 31, 2008	June 30, 2008
		(Unaudited)	(Audited)
STOCKHOLDERS’ EQUITY
Preferred stock – $0.001 par value
15,000,000 share authorized ; 7,887,368
and 5,915,526 shares issued and
outstanding as of December 31, 2008
and June 30, 2008 respectively	10	$7,887	$5,916

Common stock - $0.001 par value
50,000,000 shares authorized; 22,112,500
shares issued and outstanding as of
December 31, 2008 and June 30, 2008	11	22,113	22,113
Additional paid-in capital	11	30,666,631	23,494,626
Statutory reserves		4,691,725	2,875,066
Retained earnings		9,539,336	8,257,303
Accumulated other comprehensive
Income		2,600,797	2,526,518

		$47,528,489	$37,181,542

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY		$50,299,792	$39,767,207

SHENGKAI INNOVATIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE- MONTHS AND SIX-MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

		Six months ended December 31,		Three months ended December 31,
	Notes	2008	2007	2008	2007

Net revenues		$17,340,054	$14,210,811	$8,142,807	$7,605,454
Cost of sales		(7,011,661)	(5,779,597)	(3,404,087)	(3,090,010)

Gross profit		$10,328,393	$8,431,214	$4,738,720	$4,515,444
Operating expenses:
Selling		(1,756,476)	(1,347,377)	(885,639)	(888,389)
General and administrative		(1,102,185)	(782,316)	(505,699)	(415,926)

Operating income		$7,469,732	$6,301,521	$3,347,382	$3,211,129
Other income		7,316	8,942	-	8,942
Interest income		66,111	7,023	43,265	4,381

Income before income tax		$7,543,159	$6,317,486	$3,390,647	$3,224,452

Income tax	10	(1,884,281)	(2,054,554)	(858,086)	(1,030,575)

Net income		$5,658,878	$4,262,932	$2,532,561	$2,193,877

Basic earnings per share
before dividend	13	$0.256	$0.207	$0.115	$0.107

Basic earnings per share after
dividend	13	$0.140	$0.207	$0.115	$0.107

Diluted earnings per share
after dividend	13	$0.103	$0.207	$0.084	$0.107

Basic weighted average share
outstanding	13	22,112,500	20,550,000	22,112,500	20,550,000

Diluted weighted average
share outstanding	13	29,999,868	20,550,000	29,999,868	20,550,000

PRO-FORMA EARNINGS PER SHARE RECONCILIATION TABLE FOR EARNINGS PER SHARE
	Three months ended December 31, 2008		Three months ended December 31, 2007		Six months ended December 31, 2008		Six months ended December 31, 2007
		Diluted EPS		Diluted EPS		Diluted EPS		Diluted EPS
Net income	2,532,561	0.084	2,193,877	0.107	5,658,878	0.189	4,262,932	0.207
Non-cash dividends on convertible preferred stock	-	-	-	-	(2,560,186)	(0.085)	-	-
Earnings used to calculate diluted earnings per share	2,532,561	0.084	2,193,877	0.107	3,098,692	0.103	4,262,932	0.207
Diluted weighted average shares outstanding	29,999,868		20,550,000		29,999,868		20,550,000

SHENGKAI INNOVATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX-MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

	Six months ended December 31,
	2008	2007
Cash flows from operating activities
Net income	$5,658,878	$4,262,932
Depreciation	83,329	75,932
Amortization	382,544	349,256

Adjustments to reconcile net income to net
cash provided by operating activities:
Trade receivables	(262,560)	(1,105,355)
Notes receivable	8,756	(39,967)
Other receivables	9,631	15,009
Deposits and prepaid expenses	2,550	7,639
Amounts due from directors and shareholders	-	35,578
Advances to suppliers	(266,158)	137,178
Inventories	(544,614)	(233,205)
Notes payable	128,862	(33,608)
Accounts payable	(36,621)	(14,633)
Advances from customers	200,458	445,372
Other payables	(13,607)	(481,832)
Accruals	(4,541)	(39,557)
Income tax payable	(95,522)	181,621

Net cash provided by operating activities	$5,251,385	$3,562,360

Cash flows from investing activities
Purchase of property, plant and equipment	$(103,563)	$(126,783)
Sales proceeds of property, plant and equipment	-	17,510
Payment of deposit of computer system	-	(1,998,332)
Deposit for land use right auction	(379,392)	-
Increase in pledged deposits	(128,862)	-
Decrease in pledged deposits	-	23,860

Net cash used in investing activities	$(611,817)	$(2,083,745)

Cash flows from financing activities
Proceeds from stock issued, net of transaction costs
of $386,210	$4,613,790	$-

Net cash provided by financing activities	$4,613,790	$-

SHENGKAI INNOVATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE SIX-MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

	Six months ended December 31,
	2008	2007

Net cash and cash equivalents sourced	$9,253,358	$1,478,615

Effect of foreign currency translation on cash
and cash equivalents	34,982	110,699

Cash and cash equivalents–beginning of year	21,313,484	1,691,476

Cash and cash equivalents–end of year	$30,601,824	$3,280,790

Supplementary cash flow information:
Interest received	$66,111	$7,023
Tax paid	1,979,803	1,872,933

###